Exhibit 10.1

AMENDMENT TO SECURITIES PURCHASE AGREEMENT

THIS AMENDMENT TO SECURITIES PURCHASE AGREEMENT (the “Amendment”) is made and entered into as of March 31, 2010, by and between Sun Hydraulics Corporation, a Florida corporation (“Sun”) and High Country Tek, Inc., a California corporation (“HCT”).

RECITALS

WHEREAS, Sun has made an equity investment in shares of Series B Convertible Preferred Stock of HCT upon the terms and conditions set forth in that certain Securities Purchase Agreement dated November 30, 2007, between Sun and HCT (the “Purchase Agreement”), one of the conditions of which agreement is that holders of not less than 90% of all of the outstanding shares of each class of capital stock of HCT either tender their shares for purchase by Sun and have such tender accepted by Sun (up to 500,000 shares of the Common Stock), and/or enter into an Option Agreement with Sun, pursuant to which Sun will have a right to purchase all of the capital stock of HCT owned by such Securityholders not purchased by Sun under the tender offer, as well as all warrants and options providing Securityholder with a right to purchase capital stock of HCT;

WHEREAS, HCT has requested that Sun revise the Option Agreement so that the Option Period will occur following the twelve month period that begins July 1, 2010 and ends June 30, 2011 rather than the January 1, 2009 through December 31, 2009 period contained in the current Option Agreement, and Sun is willing to do so;

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, the parties agree as follows:

1. Section 7.5 of the Purchase Agreement is hereby revised by deleting the phrase “year ended December 31, 2009” and substituting therefor the phrase “twelve month period beginning July 1, 2010 and ending June 30, 2011.”

2. HCT and Sun acknowledge and confirm that the Aggregate Purchase Price, as set forth in Section 3.2, has been revised in Amendment Number Two to Option Agreement of even date herewith, by and among HCT, Sun, the Securityholders and the Exchange Agent. The parties further acknowledge and confirm that all corporate indebtedness of HCT which is guaranteed by Sun or has been loaned to HCT by Sun, which in either case is unpaid and outstanding on the first day of the Option Period, shall remain due and owing to Sun, notwithstanding that the Aggregate Purchase Price shall be adjusted for the principal amount of such indebtedness in excess of $500,000.00.

3. Other than as expressly set forth above, or otherwise as required to effectuate the foregoing revisions, the Purchase Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment to Securities Purchase Agreement as of the date first written above.

“Sun”

SUN HYDRAULICS CORPORATION

By:	/s/ Tricia L. Fulton

“HCT”

HIGH COUNTRY TEK, INC.

By:	/s/ Sandra L. Hakala

2